UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 6, 2003

LookSmart, Ltd.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26357 (Commission File Number)	13-3904355 (IRS Employer Identification No.)

625 Second Street, San Francisco, California 94107

(Address of principal executive offices) (Zip Code)

(415) 348-7000

Registrant’s telephone number, including area code

Item 5.	Other Events.

LookSmart today announced that Microsoft will not renew its distribution and licensing agreement with LookSmart. LookSmart and Microsoft have agreed to extend the terms of the current agreement through January 15, 2004, after which the agreement will terminate.

LookSmart’s business and financial results will be materially and adversely affected following the end of the MSN relationship. Microsoft accounted for approximately 65% of listings revenues and all of LookSmart’s licensing revenue in the second quarter of 2003. At this time, LookSmart is not revising its revenue and earnings guidance for the full year 2003, given that the MSN agreement runs through January 15, 2004.

Forward-Looking Statements

This report contains forward-looking statements, such as references to our projected revenues and earnings in 2003, future rates of adoption by businesses of our products and services, industry projections or other characterizations of future events or circumstances. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we will not maintain profitability in future quarters; that we may fail to derive sufficient revenues from new and existing products to meet our financial goals; that additional customers or distribution partners may decide to modify or terminate their relationships with us; that we may fail to achieve our customer growth rate and paid click projections because of unexpected changes in customer or user behavior or changes in our distribution network; or that we may have an unexpected increase in costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The statements presented in this report speak only as of the date of this report. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LOOKSMART, LTD. (Registrant)

October 6, 2003	/s/ WILLIAM B. LONERGAN

Date	William B. Lonergan, Chief Financial Officer